CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Recon Technology, Ltd.

As an independent registered public accounting firm, we hereby consent to the use of our report on the financial statements of Recon Technology, Ltd., dated September 23, 2009 with respect to the consolidated and combined balance sheets of Recon Technology, Ltd. as of June 30, 2009 and 2008, and the related consolidated and combined statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended in the Registration Statement of Recon Technology, Ltd. on Form S-1. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

June 22, 2010